EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-181559, No. 333-199515, No. 333-222218, and No. 333-248504) on Form S-8 of our reports dated April 27, 2022, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited and its subsidiaries (collectively, the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants

Hong Kong

April 27, 2022